CODE of CONDUCT

CODE of CONDUCT 2023

NOMURA

CODE of CONDUCT 2023 | NOMURA

CODE of CONDUCT

Corporate Slogan

Delivering a Better Tomorrow



Nomura Group Corporate Philosophy

Mission **Contributing to Society**
We help to enrich society through our expertise in capital markets

Vision **Trusted Partner**
As a leading financial institution, we aim to be the most trusted partner for our clients

Values **Entrepreneurial Leadership**
With passion and courage, we continually innovate to meet the needs of our stakeholders

Teamwork
To build our values and 'Deliver Together', we promote diversity and collaboration across divisions and regions

Integrity
Personal integrity is paramount to us. We act honestly, fairly and openly





Message from the Group CEO

Working with pride and integrity

Kentaro Okuda
President and Group CEO

Nomura's management vision is to achieve sustainable growth by helping resolve social issues. We recognize that raising our corporate value is closely linked to ensuring sustainable growth of society as a whole.

Our business relies on trust. When one of us does something to undermine it, we lose credibility with our clients and stakeholders and the entire group is adversely impacted.

The Code of Conduct serves as our guide for ethical decision-making and proper conduct as we work to build trust and commit to doing the right thing all the time.

A critical part of this is to care for others, speak up when something is not right, and create a psychologically safe workplace that supports everyone. Nurturing diversity and respect for each other are essential to such an environment.

We all have a responsibility as members of Nomura Group to do more than just comply with rules and regulations.
We must all work together to build a firm where our people conduct themselves with integrity at all times and take pride in everything we do.


NOMURA

CODE of CONDUCT | Table of Contents

The following notes are inserted for easy reference:

Good Example | For Reference | Q&A

What does the Code mean?

This Code of Conduct sets out guidelines for Nomura Group directors, officers and employees to translate the Nomura Group Corporate Philosophy into actions.
We reflect on our actions to ensure that they are in line with the Code.
We promise clients and other stakeholders that we will uphold the highest standards of ethics and integrity under the Code.
We carry out all of our business activities based on the Code.

The Code is the pillar that supports Nomura Group.


社会的使命 Mission
会社のあるべき姿 Vision
経営戦略
リスク管理
業務運営体制
Code of Conduct
行動規範
Business Strategy
Risk Management
Operating Model
私たち一人ひとりの価値観 Values
私たちの企業文化 Culture

QA

Q **How does the Code of Conduct differ from our Founder's Principles, and the Corporate Philosophy?**

A Our Corporate Philosophy, which is deeply ingrained in our Founder's Principles, defines our mission, maps out our vision to achieve that mission, and clarifies the unchanging values that underpin everything we do. This Code is established as a guideline for each of us to translate the values embodied in our Corporate Philosophy into actions.

Q **Is the Code of Conduct different from other internal rules and regulations?**

A The Code underpins other internal rules and regulations, which set forth specific policies and procedures for ensuring that Nomura Group's corporate activities and our conduct are in line with the Code.

Q **Who does the Code apply to?**

A The Code applies to all Nomura Group directors, officers and employees.

How do we implement the Code?

Employees

Employees have a responsibility to follow the Code as a member of Nomura Group.

By putting the Code into practice, meet the trust and expectations of our clients and contribute to ensuring market integrity.

Managers

In addition, all managers have the following responsibilities.

Lead by example	Managers are expected to lead their team in the right direction by adhering to the Code.
Embed the Code	Managers are expected to properly explain the content of the Code to their team and ensure each team member fully understands.
Provide an open environment	Managers should respect each member of their team and listen closely to their ideas to encourage an environment of open discussion.
Help your people grow	Managers should acknowledge the differences of each individual in their team and provide guidance and development opportunities as necessary.
Evaluate fairly	When evaluating their team members, managers should take into account each person's skill-set, attitude, awareness of compliance, and leadership.

If the Code is violated:

We may take disciplinary or preventive action to address any violation or potential violation of the Code which infringes on the trust placed in us by the market and our clients, or damages the reputation of Nomura Group.

In such cases, managers may also be held accountable.

Five questions to ask when in doubt

If you are unsure how to act, go back to the basics and ask yourself the following questions.


YES
Did you check relevant rules and regulations?
YES
Is it in the best interests of the client?
YES
Is the integrity of the market protected?
YES
Do you feel comfortable telling your family and friends?
YES
Would you be comfortable if it were made public?
Nomura
5
YES

If in doubt, talk to your manager or compliance officer.

Q **What should I do if the answer is NO?**

A Do not proceed. Check what the problems are and make improvements until you are able to answer YES to all the questions. If you are still unsure, consult with your manager or compliance officer.

Q **What should I do if conflicts of interest occur between the client and the firm?**

A The best interests for the client should be prioritized while observing the Code of Conduct. When unsure, you should confirm if you can answer "Yes" to all five "Nomura 5 YES" questions.

Our Code of Conduct

The Code of Conduct is based on the following three foundations: our Clients, Our People, and Society. The Code has been put in place to help us translate our values into actions. The following pages describe each item in detail.



CONDUCT for CLIENTS →15


NOMURA

CONDUCT for OUR PEOPLE →29



CONDUCT for SOCIETY →45


CONDUCT
for
CLIENTS

We always place our clients at the heart of everything we do.

To continue to be the most trusted partner for our clients, we collaborate with our team members and provide high quality services.

CONDUCT for **CLIENTS**

01 Pursue the best interests of our clients

We strive to meet our clients' expectations by understanding their needs and proposing suitable products and services.

To pursue the best interests of our clients:

- ☐ We serve clients with respect, and understand their needs and interests
- ☐ We provide thorough explanation considering the client's understanding and experience
- ☐ We strive to provide proposals that exceed client expectations
- ☐ Whether or not you have opportunities to directly serve our clients, always keep in mind how our businesses can affect them

What does the best interests of our clients actually mean?

Acting in the best interests of our clients means providing the optimal financial solution to meet our clients' needs while also observing the Code of Conduct. Best interests does not necessarily mean maximizing economic interests, but rather developing and providing products and services from the client's perspective.
Furthermore, pursuing the best interests of the client also means to advise when you think something they asked you is not in their best interests.

02 Continually enhance our expertise and capabilities

We take pride and responsibility as financial professionals to enhance our expertise and capabilities in providing the best services to our clients.

We properly assess the risks of our clients and take appropriate actions as necessary.

To serve our clients with expertise:

- We stay on top of the latest trends in financial and capital markets around the world
- We enhance our ability to identify risks our clients are exposed to
- We build our knowledge of both financial and other fields

"Tail risk"

There have been many cases where unexpected events have resulted in severe losses. These include events that you thought would never occur because they had not occurred in the past, or those that very rarely occur. It is important to recognize there are certain types of risks (tail risk) that can cause significant loss when they become apparent.

03 Leverage our collective strength

We provide optimal solutions to our clients by making full use of our collective strength.

We work together across countries and regions to deliver our competitive edge.

To leverage our collective strength:

- ☐ We understand the functions and roles of each division and department
- ☐ We stay up to date on the wide range of businesses and services we offer
- ☐ We proactively collaborate across various functions

Leverage our collective strength

Nomura Group has various functions. If you face client needs which you haven't faced before, you should make full use of our diverse resources, such as consulting with your colleagues, your manager or contact relevant departments in the firm to meet their needs. You should also try to take an interest in the activities of other departments and develop internal networks.

04 Be the most trusted partner for our clients

We will always place our clients at the heart of everything we do, deal with them with integrity, and build long-term relationships of trust.

To continue to be the most trusted partner for our clients:

- We will propose products and services appropriate for each client
- We will provide information in accordance with the client's investment experience
- We will improve the quality of our operations and avoid causing inconvenience to our clients due to errors in administrative procedures
- We will keep our clients informed and remain direct and prompt even in difficult communications
- We will let clients know our concerns if something they propose will not be beneficial for them

What does "for the client" mean?

Just because it is not against the law does not mean we can do anything that our clients request. Activities that undermine market integrity, and behavior that deviates from social norms are ultimately not beneficial for our clients. You should not be driven by immediate profits and should ask yourself if your actions will help build long-term relationships of trust with clients. Then, you should go back to "Nomura 5 YES" and check if what you are about to do is appropriate.

05 Uphold the highest standards of compliance

We strictly comply with applicable laws and regulations.

In addition, we work with the highest level of compliance awareness to protect our clients and ensure market integrity.

The following are examples of acts that are strictly prohibited

Insider Trading

If someone enters into a transaction using material non-public information ("MNPI") not known to others, that person will have an unfair advantage over other investors. We are committed to protecting market integrity. The use of MNPI for the benefit of a specific investor is unfair.

Market Manipulation

If transactions intended to artificially change or peg prices are executed, investor decisions will be adversely affected and this will impede the fair operation of the markets.

↓

Such conduct undermines market integrity and will lead to a loss of investor trust in the market. Given our role as a gatekeeper for capital markets, we do not tolerate such activities and work to prevent them. We must also act in accordance with principles of fair dealing and good faith.

Money Laundering

If proper client verification is not carried out prior to a transaction and fraudulent activities occur, we will be unable to prevent proceeds of financial crime from entering into capital markets and terrorism funding.

Organized Crime

If we fail to prevent transactions with criminal organizations or their members, this can result in financing their illegal activities.

↓

Such conduct undermines the development of a sound economy. This will enable organized crime and allow terrorists to expand their sources of funding. We must maintain robust controls to prevent these activities.

Violation of the Duty of Explanation

Clients may make wrong investment decisions if we fail to properly explain the nature and risks of financial products and services.

Conflict of Interest

As a global investment bank, we act as an intermediary between the markets and our clients. We manage potential conflicts of interest appropriately to ensure our clients' interests are not adversely affected.

↓

We work to protect our clients' interests at all times. We act with integrity towards all our clients.

06 Handle information properly

We strictly manage entrusted client information and only use it in accordance with our client's understanding.

We strictly control and manage material non-public information to protect market integrity, and will never use it improperly.

We properly manage internal information to protect the credibility of Nomura Group.

Handling of Nomura Group information

Details regarding Nomura's business operations and other company information must not be shared with outside parties, including former employees. If you receive requests for client information from outside parties, promptly report to your manager. If you are contacted by the media, do not respond based on your own judgment. Promptly contact your regional Corporate Communications Department and follow their instructions.

QA

Q I believe it will benefit our clients if we promptly communicate information that is to their advantage. If it's not prohibited by law such as insider information, there's no issue, right?

A We must always consider market integrity and fairness. Please talk to your manager or contact Compliance if you are not sure.


CONDUCT
for
OUR PEOPLE
NOMURA

We adapt to change.

We are disciplined in everything we do.
We strive to become better, and be the most trusted partners for our clients.

CONDUCT for **OUR PEOPLE**

07 Managing risks appropriately

We will deepen our knowledge and understanding on risks, properly recognize and evaluate them, and actively engage in risk management. We will assume appropriate risks to pursue the improvement of Nomura Group's corporate value and provide the highest quality of services to our clients. Each employee is accountable and will work together to prepare for all possible contingencies.

Managing risks appropriately:

- ☐ We understand we are accountable, have ownership in risk management and will be proactive in mind and action without leaving things to others
- ☐ In order to maintain trust from all of our stakeholders, we will not only comply with the rules and regulations concerning risk management but also take appropriate actions with integrity, based on understandings of the purpose and background of the rules, and with the highest expertise and ethical standards required of financial institutions
- ☐ We acknowledge we may underestimate risks or take wrong actions. In case we recognize any risk management concerns or issues, we have a responsibility to proactively and promptly escalate concerns to our managers and relevant departments, even when not directly involved in the business
- ☐ We will strive to create a psychologically safe workplace, respecting each other's opinions and do not treat in disadvantageous manners. As an organization we will recognize risks correctly and make appropriate decisions

QA

Q **What kind of risks are there and what actions are required?**

A These are the major risks that require action.

Managing risks inherent to our business
Appropriate management is required on risks such as "market risk" which is the possibility of incurring losses from market volatility affecting interest rates, currency rates and stock, and "credit risk", which is the possibility of the firm incurring default losses due to failure of a counterparty (borrower) to honor its contractual obligations, such as derivative investment and financing transactions.

Unavoidable risks
Among "operational risks", risks that cannot be completely prevented in business operations, such as human error, and risks caused by external factors, such as natural disasters and third party failures, are included. Efforts to minimize these risks is crucial.

Prohibited risks
Among operational risks, risks that violate laws and regulations, and adversely affect market fairness, soundness and client protection are included. Efforts are required to eliminate these risks.

08 Be passionate about achieving more

We do not shy away from change and always move forward believing in our potential.

To keep growing:

- We listen and respect others' views and cultivate our own mindsets
- We actively improve processes and utilize new technologies
- We always strive to develop our skills

QA

Q I want to try something new, but I am worried about making mistakes.

A Nomura supports people who take on challenges. Challenges help us learn and provide critical opportunities for growth. Share your ideas with your manager.
Managers should motivate their team and support them in taking on new challenges.

09 Support for mutual growth

We strive to develop talent to ensure all of our people can realize their full potential through mutual support.

To support for mutual growth:

- We help our colleagues grow and maximize their potential by focusing on their individual needs

Between guidance and harassment

Providing guidance in an appropriate manner at work does not constitute power harassment. Managers are accountable for creating an inclusive environment for the development of their team through various approaches.

10 Promote teamwork

We respect diversity and work together as a team.

To maximize teamwork:

- We strive to maximize our full potential
- We communicate effectively and get to know each other better
- We fully share information, knowledge, expertise, and concerns within the team
- We share the same goals and work together to achieve them

11 Create a comfortable work environment

We respect each other and foster a positive environment where everyone can contribute and have an active role.

We hold ourselves to a higher standard and do not engage in behavior that can be perceived as harassment.

To create a comfortable work environment:

- We accept flexible working styles
- Managers should be sensitive to the needs of their team members
- We are open to each other's values, viewpoints and ideas that are different from our own to create an open environment in which everyone feels comfortable expressing their views
- We think of others and consider the impact of what we say or do

12 Never pursue self-interests

We do not use information obtained in the course of our business or take advantage of our position at Nomura to gain any improper personal benefit.

When trading securities using our personal account, we comply with applicable laws and regulations as well as rules set by Nomura Group companies.

13 Control gifts and entertainment

We do not offer or accept cash (including facilitation payments), cash equivalents, inappropriate gifts or excessive business entertainment from public officials and business counterparts.

QA

Q A client offered me a gift certificate. Can I accept it?

A You must not accept cash or cash equivalents from clients. However there may be exceptional circumstances where you may be allowed to accept. Please refer to internal guidelines for details.

14 Be responsible

We show humility and commit to be accountable to our clients, our people and to society.

Our behavior:

- We are humble in how we interact with others and strive to establish good relationships
- We are considerate of others and mindful of the impact of our words and actions
- We maintain personal integrity at all times and never commit acts that are considered socially unacceptable

To be responsible

Be mindful of the fact that your action or words may be observed by others and could be taken as a representation of the firm. You should always exercise common sense and act responsibly.

Social media is a convenient communication tool. However, disseminating inappropriate information and opinions may undermine the trust of clients with the firm. Keep in mind that regardless of whether you have identified yourself, the individual poster or the firm can be identified in many cases and significantly damage Nomura Group's credibility and brand. Always exercise common sense and follow internal guidelines and other regulations when using social media.

15 Learn from mistakes

We recognize our past mistakes and work to never repeat them.

We learn from others' mistakes and use them as an opportunity to reexamine ourselves.

Always remember

Nomura Group has caused several scandals in the past.

We know how easy it is to lose society's trust and how difficult it is to restore it.

We have also learned a lot from our past mistakes.

Every year on **August 3***, we all take time to reflect on the lessons learned and renew our pledge to never repeat our past mistakes.

*Nomura Founding Principles and Corporate Ethics Day

16 Speak up

We will promptly report any violation including suspicious behavior of the Code of Conduct to our managers, Compliance or where appropriate, to the Compliance Hotline of relevant companies within the Group.

We speak up:

- To help protect our clients, our people and the firm
- When we see something suspicious
- When we see misconduct
- To create an open environment where everyone feels comfortable voicing their concerns and seriously listen to those who speak up
- We will respond with integrity to those who escalated their concerns and protect them from any retaliation

Compliance Hotline

We have established the Compliance Hotline as a Whistleblowing System to enable employees to anonymously escalate issues or concerns. All information received through the Hotline is treated as strictly confidential.

We carefully investigate all reports, and take corrective actions as necessary. You will not be subject to any adverse treatment for reports made in good faith.

The information you provide may help us detect and correct misconduct early, and make Nomura a better firm.
Don't hesitate to speak up.


CONDUCT
for
SOCIETY

We have a responsibility to the communities where we live and work.

We will proactively contribute to the creation of a truly enriched society.

CONDUCT for **SOCIETY**

17 Move towards the future

We play an important role in providing flow of funds and helping create innovation that contribute to building a sustainable society. We continue to actively address environmental and social issues, such as climate change and social inequality.

We strive to help achieve a truly enriched society together with our stakeholders, and commit to build a robust operation platform to drive sustainability.

To ensure flow of funds help resolve social issues:

- ☐ We carefully listen to our clients and stakeholders
- ☐ We strive to resolve social issues through our collective strength
- ☐ We extensively use technology and data to provide products and services our clients needs

QA

Q What exactly does Nomura Group mean by creation of "a truly enriched society"?

A We believe that we can realize "a truly enriched society" by constantly making efforts to develop and provide high quality products and services. For example, when we develop new products, we consider whether they will contribute to the sustainable development of society and capital markets, and whether they will meet our clients' needs.
We believe that a truly enriched society will be created through our commitment in help solving social issues.

18 Contribute to a sustainable society

We respect cultures and customs of all countries and regions, and always act responsibly toward the environment and society.

We continue to actively engage in a wide range of social contribution activities for a sustainable world.

What each of us can do now to contribute to society:

- ☐ We perceive and make efforts to address climate change and other impacts on our natural environment, by using resources effectively, and reducing power consumption
- ☐ Provide opportunities for a wide range of people to improve knowledge on finance, economy, and building assets, and contribute to the formation of a sound capital market

Nomura's view on Sustainability*

We promote initiatives to globally expand our business and strengthen our corporate governance to achieve consistent growth. In developing and providing financial products and services, we recognize that protecting the global environment and implementing diverse initiatives are essential to maintaining development of both the economy and society.

Improving our corporate value and promoting sustainable growth of the entire society share the same roadmap. It is essential for each of our people to have a common view on sustainability.

*Sustainability: Economic and business development cannot be conducted without considering the environment and society. An integrated approach to pursuit profit and to maintain a long-term perspective to ensure a sustainable environment and society.

19 Respect diversity and human rights

We promote equal opportunity and do not discriminate on grounds such as nationality, race, sex, gender identity, sexual orientation, creed, social status, or existence of or nonexistence of disability.

We respect differences in values and are always sincere.

20 Disclose information appropriately

We retain accurate records and proactively ensure the fair, timely and appropriate disclosure of Nomura Group information including financial statements.
This will enable us to be properly evaluated and trusted by society.

To disclose information properly:

- ☐ We never falsify, intentionally conceal or maliciously destroy operational and financial information and retain it for a specified period

Nomura Group CODE of CONDUCT 2023

CODE

of

CONDUCT